  Exhibit 99.1
External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis, Inc. Reports Third Quarter 2020 Financial Results

CUPERTINO, Calif. – November 12, 2020 - Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company innovating the reduction of carbon intensity, today announced its financial results for the three and nine months ended September 30, 2020.

Aemetis’ third quarter of 2020 included significant announcements and financial achievements:

●
Ethanol and high-grade alcohol gallons sold increased 11% to 15.2 million gallons compared to the second quarter of 2020
●
Biodiesel metric tons sold increased 216% compared to the second quarter of 2020
●
Revenues were $40.9 million during the third quarter
●
Net Loss was $12.2 million ($0.59 per share)

“In the third quarter, the Aemetis Biogas team achieved several significant milestones by completing the first phase of our dairy digester cluster project, including the commissioning of a four mile Aemetis-owned pipeline and two dairy digesters that are now producing below zero carbon intensity biogas,” said Eric McAfee, Chairman & CEO of Aemetis, Inc. “The biogas team is working to rapidly build 16 additional dairy digesters under 25 year contracts, a centralized gas clean up unit, and about 26 more miles of pipeline in the Aemetis dairy digester cluster, which is expected to be fully completed within about 18 months. In 2021, Aemetis will be able to inject dairy renewable natural gas into the common carrier pipeline and utilize an onsite renewable compressed natural gas fueling station,” McAfee added.

Demand for high grade alcohol for sanitizer production and shipments of bulk alcohol to sanitizer alcohol customers launched strongly in the second quarter of 2020 at the onset of the COVID-19 pandemic, but then softened during the third quarter of 2020 due to inferior product from overseas and customer resulting demand for United States Pharmacopeia grade alcohol. Responding to this continued market demand for high-quality sanitizer and health products, Aemetis expanded its sustainable advantage as the largest West Coast producer of high grade alcohol for sanitizer and health products by launching Aemetis Health Products. This new subsidiary extended the business into the production and distribution of branded and private label blended liquid and gel sanitizer and other health safety products.

“After obtaining the Food and Drug Administration National Drug Code for sanitizer products, Aemetis Health Products began production during the third quarter to expand product offerings into key markets for hand sanitizers, personal care and cleaning products. Sales of the new sanitizer products are planned to be supported by production of United States Pharmacopeia medical grade alcohol beginning in the first half of 2021,” said McAfee.

To reduce the carbon intensity of our products, Aemetis commenced project development for two significant ethanol plant energy upgrade projects, including a large solar microgrid that is expected to produce approximately 1.5MW of renewable energy at the Keyes plant, and a mechanical vapor recompression (MVR) upgrade that, when combined with the solar project, is engineered to reduce the plant’s natural gas steam usage by approximately 85%. The combined solar and MVR projects were awarded $14 million of grants from the California Energy Commission in 2020, with construction expected to commence in the second half of 2021.

This month, Aemetis participated in a $900 million India government oil marketing company request to purchase biodiesel, and acceptance of our bid is expected to grow revenue at our India business during 2021.

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-844-407-9500
Live Participant Dial In (International): +1-862-298-0850
Webcast URL:  https://www.webcaster4.com/Webcast/Page/2211/38376
For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended September 30, 2020

Revenues were $40.9 million for the third quarter of 2020 compared to $57.4 million for the third quarter of 2019, driven by the reduction in the price of ethanol and delays in the India government oil marketing companies biodiesel bidding process.

Gross profit for the third quarter of 2020 was $771 thousand, compared to a gross profit of $4.0 million during the third quarter of 2019.

Selling, general and administrative expenses remained flat at $4.6 million during the third quarter of 2020, compared to $4.5 million during the third quarter of 2019.

Operating loss increased to $3.8 million for the third quarter of 2020, compared to an operating loss of $0.6 million for the third quarter of 2019.

Interest expense during the third quarter of 2020 was $6.5 million, excluding accretion in connection with Series A preferred units in the Aemetis Biogas LLC subsidiary, compared to $6.3 million during the third quarter of 2019. The Aemetis Biogas LLC subsidiary recognized $1.8 million of accretion in connection with preference payments on its preferred stock units compared to $0.6 during the third quarter of 2019.

Net loss was $12.2 million for the third quarter of 2020, compared to a net loss of $7.2 million for the third quarter of 2019.

Adjusted EBITDA was negative $2.5 million for the three months ended September 30, 2020.

Cash at the end of the third quarter of 2020 was $79 thousand, compared to $656 thousand at the end of 2019.

Financial Results for the Nine Months Ended September 30, 2020

Revenues were $128.2 million for the first three quarters of 2020, compared to $149.9 million for the first three quarters of 2019.

Selling, general and administrative expenses were $12.5 million during the first three quarters of 2020, compared to $12.7 million during the first three quarters of 2019.

Operating income was $1.7 million for the first three quarters of 2020, compared to an operating loss of $6.0 million for the first three quarters of 2019.

Interest expense was $19.5 million during the first three quarters of 2020, excluding accretion of Series A preferred units in the Aemetis Biogas LLC subsidiary, compared to interest expense of $19.1 million during the first three quarters of 2019. Additionally, the Aemetis Biogas LLC subsidiary recognized $4.1 million of accretion in connection with preference payments on its preferred stock during the first three quarters of 2020.

Net loss for the first three quarters of 2020 was $22.1 million, compared to a net loss of $31.8 million during the first three quarters of 2019, when the Company recorded a one-time charge for loss contingency on litigation of $6.2 million. The 2020 net income improvement was due in large part to selling high-grade alcohol into the hand sanitizer market.

Adjusted EBITDA was $5.7 million for the nine months ended September 30, 2020 compared to a negative adjusted EBITDA during the same period of 2019.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced, renewable fuels and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by the conversion of ethanol and biodiesel plants into advanced biorefineries. Founded in 2006, Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto. Aemetis also owns and operates a 50 million gallon per year renewable chemical and advanced fuel production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is building a biogas anaerobic digester network and pipeline to convert dairy animal waste gas to Renewable Natural Gas (RNG) and is developing a plant to convert waste orchard wood into high grade cellulosic alcohol. Aemetis holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, loss on extinguishment, income tax expense, intangible and other amortization expense, accretion expense, depreciation expense, loss contingency on litigation and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison between companies.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, expectations for growth in India and development of our cellulosic ethanol business in North America.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, demand for high grade alcohol and related products, including hand sanitizers, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues	$40,923	$57,389	$128,227	$149,896
Cost of goods sold	40,152	53,407	113,830	142,992
Gross profit	771	3,982	14,397	6,904

Research and development expense	37	37	175	160
Selling, general and admin. expense	4,563	4,529	12,548	12,715
Operating income (loss)	(3,829)	(584)	1,674	(5,971)

Interest expense
Interest rate expense	5,796	5,396	16,956	15,572
Amortization expense	674	946	2,578	3,565
Accretion of Series A preferred units	1,765	589	4,087	1,509
Loss contingency on litigation	--	--	--	6,200
Other (income) expense	153	(289)	393	(1,001)
Loss before income taxes	(12,217)	(7,226)	(22,340)	(31,816)

Income tax expense (benefit)	--	--	(263)	7

Net loss	$(12,217)	$(7,226)	$(22,077)	$(31,823)

Non-controlling interest	--	(900)	--	(2,832)
Net loss attributable to Aemetis, Inc.	$(12,217)	$(6,326)	$(22,077)	$(28,991)

Net loss per common share
Basic	$(0.59)	$(0.31)	$(1.06)	$(1.42)
Diluted	$(0.59)	$(0.31)	$(1.06)	$(1.42)

Weighted average shares outstanding
Basic	20,861	20,554	20,732	20,433
Diluted	20,861	20,554	20,732	20,433

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	September 30, 2020 (Unaudited)	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$79	$656
Accounts receivable, net	3,243	2,036
Inventories	4,816	6,518
Prepaid and other current assets	5,409	3,366
Total current assets	13,547	12,576

Property, plant and equipment, net	103,050	84,226
Right-of-use and other assets	5,573	3,094
Total assets	$122,170	$99,896

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$15,023	$15,968
Current portion of long-term debt	41,979	5,792
Short-term borrowings	17,357	16,948
Mandatorily redeemable Series B stock	3,226	3,149
Accrued property taxes and other current liabilities	18,240	15,962
Total current liabilities	95,825	57,819

Total long term liabilities	201,908	196,449

Stockholders' deficit:
Series B convertible preferred stock	1	1
Common stock	21	21
Additional paid-in capital	88,119	86,852
Accumulated deficit	(259,498)	(237,421)
Accumulated other comprehensive loss	(4,206)	(3,825)
Total stockholders’ deficit	(175,563)	(154,372)
Total liabilities and stockholders' deficit	$122,170	$99,896

RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net loss attributable to Aemetis, Inc.	$(12,217)	$(6,326)	$(22,077)	$(28,991)
Adjustments:
Interest expense	6,470	5,545	19,534	16,620
Loss contingency on litigation	--	--	--	6,200
Depreciation expense	1,253	1,103	3,515	3,337
Accretion of Series A preferred units	1,765	589	4,087	1,509
Share-based compensation	191	144	826	630
Intangibles and other amortization expense	12	12	36	36
Income tax expense (benefit)	--	--	(263)	7
Total adjustments	9,691	7,393	27,735	28,339
Adjusted EBITDA	$(2,526)	$1,067	$5,658	$(652)

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Ethanol and high grade alcohol
Gallons sold (in millions)	15.2	15.8	44.9	48.1
Average sales price/gallon	$1.63	$1.74	$1.93	$1.75
Percentage of nameplate capacity	111%	115%	112%	117%
WDG
Tons sold (in thousands)	94.2	106.2	292.0	319.9
Average sales price/ton	$76	$83	$79	$82
Delivered cost of corn
Bushels ground (in millions)	5.2	5.6	15.8	16.9
Average delivered cost / bushel	$4.92	$5.53	$4.87	$5.37
Biodiesel
Metric tons sold (in thousands)	8.1	19.3	14.3	37.1
Average sales price/metric ton	$901	$882	$855	$868
Percentage of nameplate capacity	22%	52%	7%	19%
Refined glycerin
Metric tons sold (in thousands)	0.6	2.0	1.1	3.9
Average sales price/metric ton	$807	$470	$817	$554